UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
January 19, 2011

CenturyLink, Inc.

(Exact name of registrant as specified in its charter)

Louisiana	1-7784	72-0651161
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 CenturyLink Drive
Monroe, Louisiana	71203
(Address of principal executive offices)	(Zip Code)

(318) 388-9000
(Registrant’s telephone number, including area code)

_____________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

See Item 2.03 below.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 19, 2011, CenturyLink, Inc. (“CenturyLink”) entered into a four-year revolving credit facility with various lenders.  This credit facility allows CenturyLink to borrow up to $1.0 billion initially with the total capacity of the credit facility increasing to $1.7 billion upon the consummation of CenturyLink’s pending acquisition of Qwest Communications International Inc. (“Qwest”).  Up to $400 million of the credit facility can be used for letters of credit, which reduces the amount available for other extensions of credit.

Interest will be assessed on future borrowings using the London Interbank Offered Rate (LIBOR) plus an applicable margin between .5% to 2.5% per annum depending on the type of loan and CenturyLink’s then current senior unsecured long-term debt rating.  CenturyLink’s obligations under the credit facility are currently guaranteed by its wholly-owned subsidiary, Embarq Corporation (“Embarq”), and upon consummation of the Qwest acquisition will also be guaranteed by Qwest and one of its wholly-owned subsidiaries.

CenturyLink’s ability to borrow under the credit facility is conditioned upon its continued compliance with various loan covenants, including financial covenants that stipulate that CenturyLink shall not permit (i) the ratio of consolidated debt to consolidated EBITDA to exceed 4.0 to 1.0 and (ii) the ratio of consolidated EBITDA to the sum of consolidated interest expense and preferred stock dividends to be less than 1.5 to 1.0 (with all of the above terms having the meanings stipulated in the agreement).  Amounts outstanding under the credit facility may be accelerated upon specified events of default, including failures to make payments when due, defaults of obligations under certain other debt, breaches of representations, warranties or covenants, commencement of bankruptcy proceedings and certain other failures to discharge specified obligations or comply with specified laws.

CenturyLink’s existing $750 million credit facility and Embarq’s existing $800 million credit facility (which CenturyLink assumed upon its acquisition of Embarq on July 1, 2009) were both terminated upon the execution of this new credit facility.

The foregoing description of the credit facility does not purport to be complete and is qualified in its entirety by reference to the full text of the facility filed as Exhibit 4.1 to this Current Report on Form 8-K and incorporated into this Item 2.03 by reference.

Forward Looking Statements

Statements in this Form 8-K pertaining to pending acquisitions or future borrowings are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform act of 1995.  These forward-looking statements are based on our current expectations only and are subject to uncertainties that may cause actual results to differ materially.  Factors that could affect actual results include but are not limited to our ability to successfully complete our pending acquisition of Qwest, changes in economic or industry conditions, changes in the capital markets or our access thereto, changes in our cash flows or financial position, and the other factors or risks described in our reports filed with the Securities and Exchange Commission.  We cannot assure you that we will timely complete our pending Qwest acquisition or be able to utilize our new credit facility on the terms currently envisioned.  You should not place undue reliance on our forward-looking statements, which speak only as of the date of this report.  We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 9.01	Financial Statements and Exhibits

(d)           Exhibits

4.1	Four-Year Revolving Credit Agreement, dated as of January 19, 2011, among CenturyLink, Inc. and the lenders named therein.

4.2	Form of Guarantee Agreement associated with Revolving Credit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this current report to be signed on its behalf by the undersigned hereunto duly authorized.

CenturyLink, Inc.

By:	/s/ Neil A. Sweasy
Neil A. Sweasy
Vice President and Controller
Dated:  January 24, 2011